Exhibit 10.23

MONETIZATION PROCEEDS AGREEMENT

This Monetization Proceeds Agreement (the “Agreement”) dated as of July 31, 2017, is entered into by and between United Wireless Holdings, Inc. (“UWH”), a Delaware corporation, on the one hand, and CXT Systems, Inc. (“CXT” or “Patent Owner”), a Texas corporation. (UWH and the Patent Owner are collectively referred to herein as the “Parties” and each individually as a “Party.”)

RECITALS

WHEREAS, CXT is party to a patent sale agreement dated July 28, 2017 by and between CXT, Intellectual Ventures 37 LLC and Intellectual Ventures Assets 34 LLC (the “Intellectual Ventures Agreement”); and

WHERAS, CXT is, or will be upon closing of the Intellectual Ventures Agreement, the owner of all right, title and interest to the United States patents and related assets identified on Exhibit A attached hereto; and

NOW, THEREFORE, in consideration for the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. CONSTRUCTION

1.1. For purposes of this Agreement, defined terms shall have the meanings set forth in Section 2 below.

1.2. Headings are for information only and do not form part of the operative provisions of this Agreement.

1.3. References to this Agreement include references to the Recitals.

1.4. In this Agreement, unless a clear contrary intention appears: (a) words denoting the singular include the plural and vice versa; (b) words denoting any gender include all genders; (c) all references to “$” or dollars shall mean U.S. Dollars; (d) the word “or” shall include both the adjunctive and the disjunctive meaning thereof; and (e) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.5. The terms of this Agreement have been negotiated between the Parties in an arm’s length transaction, and shall not be construed for or against either Party by reason of the drafting or preparation hereof.

2. DEFINITIONS The following terms shall have the meanings given below:

2.1 “Acceleration Event” means: (a) the sale, transfer, assignment or other conveyance of more than fifty percent (50%) of the Patents to an entity other than an Affiliate of Patent Owner; (b) the sale of all or substantially all of the outstanding capital stock or operating assets (other than cash) of Patent Owner; or (c) a material breach (including non-payment) by Patent Owner under this Agreement that is not cured within thirty (30) days after written notice thereof from UWH to Patent Owner.

2.2 “Affiliate” means, with respect to any Person, any Entity in whatever country organized, that Controls, is Controlled by or is under common Control with such Person.

2.3 “Confidential Information” means all documents and information (whether written or oral), including all communications, contracts, and agreements, exchanged by the Parties related to the Parties’ relationship, or the Patents. The term Confidential Information does not include information that: (i) becomes generally available to the public other than as a result of a breach by a Party of this Agreement, (ii) is already in the receiving Party’s possession, provided that such information is not known by the receiving Party to be subject to a contractual or legal obligation of confidentiality to the disclosing Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known by the receiving Party to be bound by a contractual or legal obligation of confidentiality to the disclosing Party.

2.4 “Control” (or such other conjugations) for the purpose of this Agreement means the direct or indirect ownership of more than fifty percent (50%) of the shares or similar equity interests or voting power of the outstanding voting securities of such Entity that represent the power to direct the management and policies of such Entity.

2.5 “Costs” means, excluding Fees, the actual and reasonable out-of-pocket costs incurred by or for Patent Owner and paid to a non-Affiliate third party for:

(a) any required patent maintenance fees, patent prosecution costs, whether for administrative proceedings, re-examinations, re-issues, continuations, and the like; and

(b) enforcement costs (including but not limited to, filing fees, translation costs, testifying and non-testifying experts, visual aids, court costs, deposition fees, document reproduction costs, discovery costs, on-line research costs), all in connection with the effort to license, sell, or otherwise monetize the Assigned Patent Rights. For the avoidance of doubt, (i) Patent Owner and its Affiliates’ or law firm’s operating, administrative, personnel and similar costs and (ii) financing premiums, interest, and any amounts over and above the actual out-of-pocket amounts advanced are not included in the definition of “Costs.”

2.6 “Disputes” has the meaning set forth in Section 6.3.

2.7 “Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

2.8 “Fees” means the reasonable amount of fees (excluding Costs) payable to third party attorneys, law firms, Litigation Funders, and/or licensing professionals as compensation, contingent or otherwise, for achieving any Gross Monetization Proceeds. Such fee arrangements shall be reasonable and in accordance with market rates for such financing and/or legal services, as the case may be.

2.9 “Gross Monetization Proceeds” means Patent Owner and its Affiliates’ quarterly gross revenue and/or other consideration from the sale, licensing and/or other monetization activities related to the Patents after the Closing. Patent Owner and its Affiliates’ quarterly gross revenue shall be as determined according to United States generally accepted accounting principles (U.S. GAAP) or an international equivalent.

2.10 “Litigation Financing” means capital provided to Patent Owner by a Litigation Funder for the purpose of achieving any Gross Monetization Proceeds.

2.11 “Litigation Funder” means any Person providing Patent Owner Litigation Financing.

2.12 “Net Proceeds” means Gross Monetization Proceeds minus Costs minus Fees.

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2.13 “Net Proceeds Percentage” means seven and one-half percent (7.5%) of any Net Proceeds derived from the Patents.

2.14 “Patents” means the patents and related assets identified on Exhibit A attached hereto and all patents and patent applications related thereto, and all patents and patent applications claiming benefit, in whole or in part, of any of their filing dates including, but not limited to, extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and foreign counterparts of any of the foregoing, the inventions disclosed or claimed therein, including the right to make, use, practice and/or sell (or license or otherwise transfer or dispose of) the inventions disclosed or claimed therein, and the right (but not the obligation) to make and prosecute applications for such patents.

2.15 “Person” means any individual, firm, company, corporation, partnership, limited liability company, government, state, or agency, or subdivision of a state (or governmental entity), or any association, trust, joint venture, or consortium (whether or not having separate legal personality).

2.16 “Representative” means the employees, officers, directors, partners, members, shareholders (other than shareholders of QPRC solely in their capacity as such), co-investors, potential co-investors, agents, advisors, consultants, accountants, attorneys, trustees, or authorized representatives a Party.

2.17 “Rights” means all rights, titles, claims, options, powers, privileges, and interests.

2.18 “Security” means a mortgage, charge, pledge, lien, or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

2.19 “Senior Liens” means

(a) the security interest under the Intellectual Ventures Agreement, and;

(b) any security interests that Patent Owner may in the future grant to a Litigation Funder or legal counsel in conjunction with funding litigation or other monetization programs with respect to the Patents, limited to the amount of the Patent Owner’s obligations under the related litigation financing agreements.

2.20 “Taxes” means any non-U.S., U.S. federal, state, local, municipal, or other governmental taxes, duties, levies, fees, excises, or tariffs, arising as a result of or in connection with any amounts of property received or paid under this Agreement, including: (i) any state or local sales or use taxes; (ii) any import, value-added, consumption, or similar tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of any of the Parties; (v) any withholding or franchise taxes, taxes on doing business, gross receipts taxes or capital stock or property taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement, the Gross Monetization Proceeds, or the Net Proceeds, and “pre-Tax” shall mean before deduction of any of the foregoing.

3. PROCEEDS.

3.1 Assignment of an Interest in the Proceeds. Subject to UWH’s obligations pursuant toSection 2(e)(iv) of the Standstill Agreement dated June 12, 2017, Patent Owner hereby irrevocably assigns to UWH the Net Proceeds Percentage in perpetuity.

3.2 Payment of Percentage of Net Proceeds. UWH shall be entitled to receive an amount equal to the Net Proceeds Percentage of all Net Proceeds, payable out of all Net Proceeds received or entitled to be received by or transferred, paid or inuring to Patent Owner, from whatever source (“UWH Proceeds Payments”).

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3.3 Disbursement of Net Proceeds. UWH Proceeds Payments amounts shall be computed quarterly with the calendar-quarter periods ending on the last day of the months of March, June, September, and December. In each such calendar-quarter period having Net Proceeds, within forty-five (45) days after the end of each such calendar-quarter periods ending on the last day of March, June or September, and ninety (90) days of the calendar quarter period ending on the last day of December, Patent Owner shall provide to UWH a written report (as set forth in Section 3.4 below) and shall pay to UWH all amounts owed pursuant to this Section 3.3 for such period.

3.4 Acceleration; Guarantee. All outstanding UWH Proceeds Payments shall become due and payable within thirty (30) days following an Acceleration Event, in addition to any other remedies UWH may have at law or in equity. In the event any Gross Monetization Proceeds are received by an Affiliate or Affiliates of Patent Owner, Patent Owner and each such Affiliate will be jointly and severally responsible for the payment and reporting to UWH of the license fees and royalties owed pursuant to Sections 3.2, 3.3 and 3.5. For the avoidance of doubt and subject to the provisions of Section 5.1(c) below, no Affiliate of Patent Owner makes any guarantee of Patent Owner’s payment obligations under this Agreement.

3.5 Reporting. All reports shall be in the English Language and in the form prescribed in Exhibit B. Each report shall be certified in advance by an officer of Patent Owner or by a designee of such officer to be correct to the best knowledge and information of Patent Owner. Reports shall be sent to UWH by electronic mail to andrew.fitton@unitedwirelessholdings.com, by first class mail, or by a traceable courier service to the address of UWH designated in Exhibit B or as UWH otherwise directs from time to time in a written notice to Patent Owner.

3.6 Access; Audit. Patent Owner and each of its Affiliates that receive any Gross Monetization Proceeds shall keep and maintain true and complete books and records pertaining to monetization of the Patents in sufficient detail to enable the amounts payable to UWH to be accurately determined. In addition, no more than once each year and upon at least five (5) business days prior written notice to Patent Owner, Patent Owner shall make such books and records related to this Agreement available at reasonable times during regular business hours for inspection by UWH, or their designated representatives, and supply UWH with the details and supporting data necessary to verify the reports and payments required by this Agreement. Patent Owner and such Affiliates shall maintain such books and records related to this Agreement for at least five (5) years after the end of the calendar year to which they pertain. In the event any such inspection shows an underpayment of royalty by Patent Owner or one of its Affiliates for any calendar-quarter period, Patent Owner shall promptly pay to UWH any such amounts. If such underpayment is more than the greater of (A) 5% of the total royalties due for the period audited or (B) $10,000, or if the audit shows that any under-reporting was willful, Patent Owner or such Affiliates shall reimburse UWH for the cost of the inspection within thirty (30) days after any such finding of underpayment.

3.7 Security. Patent Owner’s obligation to pay the UWH Proceeds Payments shall be secured under the terms of a Security Interest Addendum in the form attached as Exhibit C (the “Security Interest Addendum”), and if requested by the Patent Owner, UWH agrees to execute a subordination agreement with respect to the security interest created thereby, in form reasonably acceptable to the UWH, with any person having a Senior Lien. For the avoidance of doubt, neither this Agreement nor the Security Interest Addendum is a guarantee by any Affiliate of Patent Owner of Patent Owner’s payment obligations under this Agreement.

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4. REPRESENTATIONS AND WARRANTIES

4.1. Patent Owners’ Representations and Warranties. Patent Owner makes the representations, warranties, and Covenants set out in this Section as of the date of this Agreement and for the duration of this Agreement, except as may be disclosed in writing to UWH for events that arise subsequent to the date of this Agreement:

(a) Patent Owner is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation;

(b) Patent Owner has all requisite power and authority to enter into, execute, and deliver this Agreement and to perform fully its obligations hereunder;

(c) The Patents are, or will be upon closing of the Intellectual Ventures Agreement, exclusively owned by the Patent Owner;

(d) To Patent Owner’s knowledge, no third party of has the right to grant any licenses in and to any of the Patents; and

(e) To Patent Owner’s knowledge, there are no inventorship challenges, opposition, reexamination, or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge the Patent Owner, threatened, with respect to any Patents. The Patent Owner has no knowledge of any information that would preclude Patent Owner from having clear title to the Patents or affecting their patentability, validity, or enforceability.

4.2. UWH Representations and Warranties. UWH makes the representations, warranties, and Covenants set out in this Section as of the date of this Agreement and for the duration of this Agreement, except as may be disclosed in writing to Patent Owner for events that arise subsequent to the date of this Agreement

(a) UWH is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation;

(b) UWH has all requisite power and authority to enter into, execute, and deliver this Agreement and to perform fully its obligations hereunder;

(c) UWH and its Affiliates and its and their Representatives are not a law firm and do not provide legal advice. No attorney-client relationship is intended, sought, or created by or through the execution of this Agreement. UWH and its Affiliates and its and their Representatives have not provided, nor will provide at any time in the future, legal advice to Patent Owner regarding or in conjunction with this Agreement; and

(d) UWH will not seek to influence the professional judgment of Patent Owner’s legal counsel or otherwise exert control over any threatened or actual litigation. Further, UWH will not constrain, coerce, or otherwise pressure the Patent Owner to take any action relating to the Patents.

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5. ADDITIONAL COVENANTS AND TAXES

5.1. Covenants. For so long as the Patent Owner holds the Patents, any amount is outstanding, or obligation of Patent Owner is remaining under this Agreement, Patent Owner shall (unless it has obtained prior written consent from UWH to the contrary), at its sole cost and expense:

(a) not, except for the Senior Liens, grant or create or allow any other Person other than UWH to hold any superior Security over the Patents or the Gross Monetization Proceeds, or any rights thereto; notwithstanding the foregoing, in the event that the Patent Owners wish to grant a subordinate security interest in the Gross Monetization Proceeds, Patent Owners may do so with the prior written approval of UWH, such approval not to be unreasonably withheld and if such obligations being secured thereby have been expressly subordinated in right of payment to all obligations of Patent Owners to UWH hereunder by the execution and delivery of a subordination agreement, in form and substance satisfactory to UWH in its sole discretion;

(b) not, except as permitted under the Intellectual Ventures Agreement or any Litigation Funding agreement, transfer, sell, assign, or otherwise dispose of any of its Rights in or under any of the contracts or agreements relating to the Gross Monetization Proceeds; notwithstanding the foregoing, in the event that the Patent Owners wish to grant a subordinate interest in the Gross Monetization Proceeds, Patent Owners may do so with the prior written approval of UWH, such approval not to be unreasonably withheld and if such obligations have been expressly subordinated in right of payment to all obligations of Patent Owners to UWH hereunder by the execution and delivery of a subordination agreement, in form and substance satisfactory to UWH in its sole discretion; and

(c) not transfer, sell, assign, or otherwise dispose of any of the Patents, except as permitted under the Intellectual Ventures Agreement and provided any such future assignee or transferee of the Patents agree in writing to be bound to all payment, reporting and audit obligations of Patent Owner as set forth in this Agreement.

5.2. Taxes.  All Taxes shall be the financial responsibility of the Party obligated to pay such Taxes as determined by applicable law and neither Party is or shall be liable at any time for any of the other Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. No Tax shall be withheld on any Gross Monetization Proceeds or other amounts payable to UWH hereunder unless required by law. If any applicable law requires the deduction or withholding of any tax from any such payment to UWH, then the Patent Owner shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and the sum payable to UWH shall be increased as necessary so that, after such deduction or withholding has been made, UWH receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Party shall indemnify, defend and hold the other Party harmless from and against any Taxes owed by or assessed against the other Party that are the obligations of such Party and from any claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes.

6. GOVERNING LAW; WAIVER OF SPECIFIC DEFENSES; DISPUTES

6.1. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule, and shall be construed and enforced in accordance with the law.

6.2. Specific Waivers. To the greatest extent permissible by law, Patent Owner irrevocably waives and forever and unconditionally releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies, or rights it or its successors in interest has or may in the future have arising from any doctrine, rule, or principle of law or equity that this Agreement, or the relationships or transactions contemplated by this Agreement (i) are against the public policy of any jurisdiction with which Patent Owner has a connection, or (ii) are unconscionable, or (iii) constitute champerty, maintenance, barratry, or any impermissible transfers, assignments or splitting of property, fees or causes of action, or (iv) violate the rules of professional ethics applicable to Patent Owner, UWH, or any of their lawyers.

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6.3. Arbitrable Claims. All actions, disputes, claims and controversies under common law, statutory law, rules of professional ethics, or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and directly relating to: (a) this Agreement or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between UWH and Patent Owner related to the subject matter hereof to the extent set forth in Section 8.2; (c) any act or omission committed by UWH or its Representatives with respect to this Agreement, or by any member, employee, agent, or lawyer of UWH with respect to this Agreement, whether or not arising within the scope and course of employment or other contractual representation of UWH (provided that such act arises under a relationship, transaction or dealing between UWH and Patent Owner); or (d) any act or omission committed by Patent Owner with respect to this Agreement, or by any employee, agent, partner or lawyer of Patent Owner with respect to this Agreement whether or not arising within the scope and course of employment or other contractual representation of Patent Owner (provided that such act arises under a relationship, transaction or dealing between UWH and Patent Owner) (collectively, the “Disputes”), will be subject to and resolved by binding arbitration under this Section 6.3 and Section 6.4 below. The Parties agree that the arbitrators have exclusive jurisdiction, to the exclusion of any court (except as specifically provided with regard to prejudgment, provisional, or enforcement proceedings in Section 6.5), to decide all Disputes.

6.4. Administrative Body; Situs. Any Dispute arising out of or relating to this Agreement, including the breach, termination, enforcement, interpretation or validity thereof, or the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York, before a single arbitrator. The arbitration shall be administered using the arbitration rules of the American Arbitration Association (“AAA”) current at the time the Dispute is brought, which rules are deemed to be incorporated herein by reference. Each Party shall, upon written request, promptly provide the other Party with copies of all information on which the producing party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing.

6.5. Prejudgment and Provisional Remedies. Either Party may commence judicial proceedings only for the purpose(s) of: (i) enforcement of the arbitration provisions; (ii) obtaining appointment of arbitrator(s); (iii) preserving the status quo of the Parties pending arbitration as contemplated herein; (iv) preventing the disbursement by any Person of disputed funds; (v) preserving and protecting the rights of either Party pending the outcome of the arbitration, or (vi) seeking injunctive relief for breach of the confidentiality provisions contained in Section 7. Any such action or remedy will not waive a Party’s right to compel arbitration of any Dispute, and any Party may also file court proceedings to have judgment entered on the arbitration award. In any action for prejudgment or provisional relief, any court in which such relief is sought shall determine the availability of such relief without regard to any defenses that may be asserted by the other Party, and any such defenses shall be referred to the exclusive jurisdiction of the arbitrators under Section 6.3. The Parties further agree that a court shall not defer or delay granting prejudgment or provisional relief while any such arbitration takes place. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.6. Attorneys’ Fees. If Patent Owner or UWH brings any other action for judicial relief with respect to any Dispute (other than those precisely described in Section 6.5), the Party bringing such action will be liable for and immediately pay all of the other Party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If Patent Owner or UWH brings or appeals an action to vacate or modify an arbitration award and such Party does not prevail, such Party will pay all costs and expenses, including attorneys’ fees, incurred by the other Party in defending such action.

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6.7. Enforcement. Any award rendered under this Section shall not be subject to appeal and shall be enforceable in any and all jurisdictions, including the State of Texas and the State of New York.

6.8. Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal or other national court of competent jurisdiction where proceedings are necessary or appropriate to enforce any award or order. This Agreement concerns transactions involving commerce among several state and foreign countries.

7. CONFIDENTIALITY

7.1. Confidential Information. The Parties shall limit the distribution and disclosure of Confidential Information to their Representatives who have a “need to know” to such information. The Party disclosing the Confidential Information to its Representatives shall ensure that such Representatives adhere to, and comply with, all terms and obligations of confidentiality, use and protection of the Confidential Information as accepted by the Parties under this Agreement.

7.2. Limitations on Disclosure of Confidential Information. The Parties and their Representatives shall not disclose Confidential Information, or the fact that the Parties entered into this Agreement, unless: (i) the Parties agree in writing that such disclosure is acceptable, (ii) such disclosure is required in connection with the enforcement or protection of a Party’s rights with respect to this Agreement, or (iii) such disclosure is required by law or regulation, governmental or regulatory authority, court order or judicial process; provided, that each Party agrees to give the other Party (to the extent not prohibited by applicable law, regulation, governmental or regulatory authority, court order or judicial process) written notice of any required disclosure and cooperate in obtaining a protective order or similar protection to preserve the confidential nature of the Confidential Information.

7.3. Public Disclosure. Neither UWH nor the Patent Owner shall issue any press release or make any public statement with respect to the existence of this Agreement or the transaction contemplated hereby, except as may be required by applicable law, regulation, governmental, or regulatory authority, judicial process, or court order. UWH and Patent Owner shall keep this Agreement confidential and not disclose it, or any part of it, or any drafts of it, to third parties, except as may be required by applicable law, regulation, governmental or regulatory authority, judicial process, or court order.

7.4. Concerning Disclosure. Nothing in this Agreement shall be construed to require public disclosure of material non-public information.

8. MISCELLANEOUS

8.1. Privileged Information. UWH will not request from the Patent Owner, and Patent Owner is not required to provide to UWH, documents and information protected by the attorney-client privilege. Patent Owner understands and acknowledges that in the event its Representatives provide privileged information to UWH, such disclosure may be deemed waiver of the applicable privilege. In the event that the Patent Owner inadvertently provides privileged information to UWH, UWH will return such information to Patent Owner without reviewing the information.

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8.2. Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the matters covered herein and supersede all prior agreements, promises, representations, warranties, statements, and understandings with respect to the subject matter hereof as between the Patent Owner and UWH. This Agreement may not be amended, altered, or modified except by an amendment or supplement to this Agreement executed by all Parties hereto.

8.3. Partial Invalidity; Severability. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

8.4. Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of UWH or the Patent Owner, of any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

8.5. Assignment. This Agreement shall inure to the benefit of, and be binding upon the respective successors and assigns of the Parties. The Patent Owner shall not assign or delegate its rights or obligations under this Agreement without the prior written consent of UWH, which shall not be unreasonably withheld.

8.6. Notices. All notices, reports and other communications required or permitted under this Agreement shall be in writing and shall be:

If to Patent Owner	If to UWH

CXT Systems, Inc.

c/o Quest Patent Research Corporation

411 Theodore Fremd Ave.

Suite 206S

Rye, New York 10580

Attn: President

With a copy to:

Alfred R. Fabricant

Brown Rudnick LLP

7 Times Square

New York, New York 10036

United Wireless Holdings, Inc. 2711 Centerville Rd. Suite 400 Wilmington, DE 19808 Attn: CEO

8.7. Survival After Termination. The provisions of Sections 1, 2 (with respect to applicable defined terms), 3.2, 3.3, 6, 7, and 8 shall survive the termination of this Agreement.

8.8. Costs and Expenses. The Parties shall be solely responsible for and bear the costs and expenses, including attorneys’ fees, expenses of accountants, brokers, financial advisors, and other representatives and advisors, each incurs at any time in connection with pursuing, or consummating the transaction contemplated by, this Agreement.

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8.9. No Presumption against Drafter. This Agreement has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against a Party.

8.10. Counterparts. This Agreement may be executed in counterparts which, when read together, shall constitute a single instrument, and this has the same effect as if the signatures on the counterparts were on a single copy hereof. A composite copy of this Agreement may be compiled comprising a single copy of the text of this Agreement and one or more copies of the signature pages containing collectively the signatures of all Parties. A facsimile or an electronic mail signature shall be considered due execution and shall be binding upon the signatories hereto with the same force and effect as if the signature were an original, not a facsimile signature.

8.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties execute this Agreement effective as of the date first set forth above.

CXT SYSTEMS, INC.

By:	/s/ Jon C. Scahill
Name:	Jon C. Scahill
Title:	Chief Executive Officer

UNITED WIRELESS HOLDINGS, INC.

By:	/s/ Andrew Fitton
Name:	Andrew Fitton
Title:	CEO